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                                                                  EXHIBIT 10.32

                               EMPLOYMENT AGREEMENT

     AGREEMENT is made this 1st day of April 1996, by and between United Coupon Corporation, a Virginia corporation ("Employer") and Gerard R. Bernier ("Employee").

WITNESSETH:

     WHEREAS, the Employee has agreed to be employed by the Employer as its Chief Executive Officer and President;

     WHEREAS, it is in the Employer's best interest to obtain the services of the Employee;

     WHEREAS, the Employer and the Employee have previously engaged in negotiations regarding the terms and conditions of their future employment relationship;

     WHEREAS, the Employer and the Employee are desirous of now committing to writing the agreed upon terms and conditions of their future employment relationship by way of this Agreement.

     NOW, THEREFORE, for and in consideration of the sum of Ten dollars ($10.00), in hand paid for by the Employer to the Employee and other valuable consideration, receipt of which is hereby acknowledged, and the covenants, conditions and promises herein contained, it is hereby agreed as follows:

     1. Employment. The Employer, by authorization of the Compensation Committee of the Board of Directors for the sole shareholder of Employer, and by resolution duly adopted by Employer's Board of Directors ("the Board"), a copy of the Compensation Committee's authorization and the Board's resolution to be attached hereto as Exhibit A and a certified copy delivered to the Employee, hereby authorizes and agrees to employ the Employee and confirms said authority by the Chairman of the Board executing this Agreement on behalf of the Employer, and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth.

     2. Positions and Titles. The Employee shall have the title of chief Executive Officer and President of United Coupon Corporation, and shall be appointed to such standing committees of the Employer that are or may be formed during the period of this Agreement. The Employee shall perform such duties as are normally associated with the position of Chief Executive Officer and President of the Employer and such additional duties as may, from


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time to time, be assigned by the Employer's Board of Directors, and shall further have the usual authority associated with said position and office as more fully described in the By-Laws of the Employer in effect during the term of this Agreement.

     3. Term. The term or period of this Agreement shall be for the period beginning on the date of execution hereof and ending on March 31, 1999, provided, however, that the term of this Agreement shall be automatically extended under the same terms and conditions for additional terms of two years each unless at least ninety (90) days prior to expiration of the initial term or any subsequent terms, either party shall deliver to the other written notice of their intent to terminate said employment or to negotiate other terms and conditions thereof. In the event this Agreement is not renewed or extended, Employee shall be paid compensation which would have been paid under this Agreement for twelve (12) months after expiration of the initial term or any subsequent terms. The Employee agrees to remain in the employ of the Employer during the period this Agreement is in effect unless terminated pursuant to either paragraph 7, 8 or 12 herein.

     4. Performance of Duties. During the period of the Employee's employment, he shall perform faithfully the duties required of him and agrees to devote his entire time, attention, skill and ability to the performance of such duties. The foregoing, however, shall not be construed as preventing the Employee from investing his assets in such manner as will not require any services on the part of the Employee in the operation or the affairs of the entities in which such investments are made nor will the foregoing prevent the Employee from serving on the Boards of Directors of other corporations as may be approved by the Board of Directors of the sole shareholder of Employer, providing such does not: interfere with the performance of his duties for the Employer; or create any actual or potential conflict of interest with respect to the Employee's loyalties, obligations or duties to the Employer.

     5. Compensation. The employer shall pay to the Employee as compensation for his services hereunder, the amounts set forth, subject to the further provisions of this paragraph:

            (A) Salary. The employee shall be paid an annual salary of not less than One Hundred Twenty Five Thousand ($125,000.00), payable pursuant to the Employer's salary payment practices, to be reviewed by the Compensation Committee one (1) month prior to the end of each fiscal year and adjusted upward as the parties may mutually agree. In the event that the "Consumer Price Index, Washington, D.C. Area, all items", published by the Bureau of Labor Statistics of the United States Department of Labor shall indicate as of December 31 of any year commencing with 1995 that the average cost of living during the year then ended and any succeeding year during the period of the Employee's employment hereunder shall have

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increased over the average cost of living during the year ending December 31,
1994 (determined on a cumulative basis), then the salary referred to in the preceding sentence shall be increased prospectively, effective on the 1st day of January thereafter to reflect a percentage increase equal to the increase in the Consumer Price Index.

            (B) Percentage Compensation. The Employee shall be paid annually, in addition to salary, a percentage compensation bonus equal to five percent (5.0%) of the Pre-Tax Profits of the Employer's Business (as such term is hereinafter defined) for the fiscal years ending December 31, during the term of this agreement.

Pre-Tax Profits shall mean the profits of the Employer's Business as determined in accordance with generally accepted accounting principles consistently applied before deduction for any federal, state or local income taxes and without considering charges or credits of an extraordinary or non-operating nature, unless agreed to in entirety by the parties.

As an example, Pre-Tax Profits will not include gains associated with sale of equipment or facilities utilized in the operation of the Employer's Business, or non-cash gains from settlement of legal or operational matters. Bonuses paid to other employees, not including percentage compensation paid hereunder to Employee, are expenses to be included in computing Pre-Tax Profits.

Pre-Tax Profits of the Employer's Business shall not reflect charges, for the portions of salaries of the management of UNICO, Inc. and/or its subsidiaries (other than the Employer of its subsidiaries) or any items of general corporate overhead of UNICO, Inc., and/or its subsidiaries (other than the Employer and its subsidiaries) or management fees paid or payable to UNICO, Inc. except for charges directly related to the operations or compliance requirements of Employer. Any interest component included in the management fee billed to Employer by UNICO, Inc. will be deducted in determining Pre-Tax Profit.

Employee shall be entitled to receive the percentage compensation payable hereunder provided Pre-Tax Profits, as computed hereunder, equal or exceed $350,000 (not including any reduction by virtue of Percentage Compensation payable to Employee.) For example, if the Pre-Tax Profit computed hereunder, equals $300,000, Employee shall not be entitled to receive Percentage Compensation. Alternatively, if the Pre-Tax Profits computed hereunder, equal $400,000, Employee shall be entitled to receive $20,000. The percentage compensation payable hereunder shall be payable promptly after determination thereof by Employer, following completion of the annual independent audit.

            (C) Definition of Employer's Business. For purposes of subsection (B) hereof, the term "Employer's Business" shall mean

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the present line of business of the Employer and future extensions and expansions thereof. The employee understands that the Employer may be merged into another subsidiary of UNICO, Inc. or operated as a direct or indirect subsidiary of UNICO, Inc. other than in its present corporate form, whether by merger, consolidation and/or transfer of the Employer's assets to UNICO, Inc. or another subsidiary of UNICO, Inc. and the Employer's Business may be operated other than in its present corporate form or as a division of such other subsidiary. In such case, the Employer's Business shall be kept as a separate and discrete entity with its own books and records for the purpose of determining Employee's compensation.

            (D) Director's and Committee Attendance Fees. The Employee shall be entitled to receive fees for attendance at all meetings of the Board and standing committees to which he has been appointed, payable at such times as shall be in accordance with the Employer's practices and at the rates determined by the Board and the Compensation Committee of UNICO, Inc.

     6. Additional Benefits. In addition to the salary specified in paragraph 5(A) and Percentage Compensation specified in Paragraph 5(B) above, Employer shall provide Employee comparable additional benefits as are provided to officers of other subsidiaries of the employer's parent corporation, UNICO, Inc., holding the title or position of Chief Executive Officer of said subsidiaries; provided, however, the said additional benefits shall not be less favorable to Employee than as more particularly described in subparagraphs (A) through (F) of this paragraph 6. The term "comparable" as used in this paragraph 6 shall mean: by using the same factors, formulae and considerations, and especially the contribution to the profits of UNICO, Inc., as may be utilized in determining the benefits granted to the aforesaid officers of other UNICO, Inc. subsidiaries.

            (A) Vacations and Sick Leave. The Employee shall be entitled to reasonable vacations and sick leave, in line with prevailing policies in effect for Employer.

            (B) Business Expenses. The Employer will reimburse the Employee in full for all reasonable (as determined by Employer's Board of Directors) expenses incurred by the Employee in pursuit of the Employer's business during the period of this Agreement. The Employee shall be required to submit the appropriate expense reports and vouchers in support of the expenses incurred on behalf of the Employer as required by the general practices and procedures of the Employer and in compliance with all reasonable business expense requirements of the Internal Revenue Service.

            (C) Hospital, Medical and Dental Reimbursement Plan. The Employer shall provide, at its cost, the Employee Health, Major Medical and Dental benefits for the Employee and his immediate family no less favorable than Employee had enjoyed during his

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employment by United Coupon Corporation prior to the date of execution hereof.

            (D)  Life Insurance.

                 (1) During the term of this Agreement, the Employer shall obtain and pay the premium, up to a limit of $5,000 annually, on a whole life insurance policy currently in existence on the Employee in the face amount of One Hundred Fifty Thousand Dollars ($150,000.00). The Employee shall be entitled to designate the beneficiary under such policy of insurance. The Employer agrees that it shall:

                      (a) Pay the premium on such policy and otherwise maintain it in full force and effect.

                      (b)  Not borrow on the policy or otherwise encumber it.

                      (c) Regularly exhibit to the Employee, if requested, receipts for premium payments.

                      (d) Reimburse Employee for all Federal, State and other taxes paid by Employee as a result of any Life Insurance premium payments being reported as income by such Employee.

                 (2) The Employee shall also have the right to elect to purchase by payroll deduction, additional whole life insurance in Ten Thousand Dollar ($10,000.00) increments up to One Hundred Thousand Dollars ($100,000.00) at a rate then in effect at the time of purchase. The Employee may be required to provide evidence of insurability, if requested by the appropriate insurance carrier, as a condition to purchasing any increment.

                 (3) Employee agrees that the Employer and/or UNICO, Inc., in the discretion of either party, may apply for and procure, in its own name and for its own benefit, life insurance in an amount or amounts considered advisable and that he shall have no right, title, or interest therein and further, agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

            (E) Automobile. During the term hereof, the Employer shall provide the Employee with an automobile or monthly car allowance comparable in purchase price or amount to that presently provided to officers of Employer, including, in lieu of a monthly allowance, the payment of all costs and expenses incidental to the operation, maintenance and repair of said automobile.

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            (F)  Disability.  If the Employee becomes unable to perform the services expected hereunder by reason of illness or incapacity, his full compensation, including Percentage Compensation and all benefits shall be continued for a period of 180 days from the last day of the month that the Corporation determines that the Employee is first disabled. At the end of such 180 days, his compensation by the Employer shall cease; but said Employee shall be entitled to a leave of absence for the balance of the term of the Agreement, during any continuance of such inability to perform. The Employer, at its expense, will acquire disability insurance on the Employee in an amount equal to sixty-percent (60%) of the Employee's base salary (exclusive of additional Percentage Compensation) which will become effective after a 180-day waiting period. Proceeds from such disability insurance will be paid directly to Employee by the insurance carrier, as provided by the insurance policy.

     7. Termination. This Agreement may be terminated pursuant to the following:

            (A) Voluntary Termination. The Employer and Employee may voluntarily terminate this Agreement by mutual written consent.

            (B) Involuntary Termination. This Agreement may be terminated by the Employer for "Just Cause", or as provided for in paragraph 12. For purposes of this Agreement, "Just Cause" shall mean: Unappealable conviction by a trial court of a felony or crime involving moral turpitude; declaration of unsound mind by court order; or the failure to diligently apply himself to the duties required by Employer. In the event the Employee is judged by Employer as failing to diligently apply himself to the duties hereunder, Employer will provide written notice to Employee specifying with particularity the conduct constituting such failure and such steps as are necessary to warrant the deficiency of performance. Employee will be allowed ninety (90) days from the date of such notice to attempt to correct the deficiencies. Upon the expiration of this cure period, Employer will provide written notice to Employee of the adequacy or failure of efforts made by Employee to correct the deficiencies. The Employer agrees to provide the Employee at least sixty (60) days written notice of termination pursuant to this subparagraph. In the event of a termination, Employee shall be paid the same compensation which would be paid under this Agreement through the end of the term of this Agreement including all benefits. In the event of a termination pursuant to this subparagraph, the percentage compensation payable to Employee pursuant to paragraph 5(B) hereof, for the fiscal year within which said termination occurs, shall be pro-rated and paid to Employee through the date of termination of Employee's daily managerial responsibilities. Such percentage compensation will be paid within ninety
(90) days following the end of the fiscal year.

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            (C)  Severance Pay.  Upon termination or non-renewal of this agreement, Employee will be paid the sum of $5,000 for each year of employment with the company in addition to any other compensation that may be due employee.

     8. Change of Ownership. This Agreement shall terminate in the event that the Corporation's assets, and/or goodwill, or its stock are purchased in conjunction with a corporate (stock or assets) sale, merger, Employee shall be entitled to his annual salary and percentage compensation from the effective date of such transaction, through the end of the term of this Agreement or for a period of one (1) year, whichever such period is longer, provided Employee is not offered a comparable position with the acquiring company or operation. All such compensation and severance pay will be paid within ninety (90) days of the effective date of the dissolution. In the event of such payment, Employer and Employee shall have no further obligations under this Agreement except that Employer will pay all premiums for health insurance policies then in effect for Employee, through the end of such compensation period.

     9. Covenants Against Competition. The Employee agrees that he will not, unless acting with the written consent of the Employer, at any time during the term of his employment, directly or indirectly, be employed by, consult with, own (as a stockholder or otherwise in a proprietary capacity), manage, operate or control any firm or company engaged in, or in manner carry on or engage in, a business competitive with the Employer's business now or hereinafter carried on by the Employer in the Continental United States and all territorial possessions. The foregoing shall not preclude the Employee from making investments in any public corporation in the management of which the Employee shall not be involved. The Employee further agrees:

            (A) That he shall not, during the term of his employment and for a period of one (1) year after the term of his employment, unless acting with the prior written consent of the Employer and UNICO, Inc., disclose to any person, firm, corporation or other entity, except as required by law, any then confidential information, know-how trade secrets or other proprietary information of the Employer or any of its affiliates acquired by Employee during the term of this Agreement or any such prior agreements.

            (B) That upon the completion of the term of his employment or upon the termination of the Agreement by Employee or Employer, and for a period of one (1) year thereafter:

                 (i) Employee will not start any company or continue any company in competition with the Employer;

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                 (ii)  Employee will not solicit or hire or employ, directly or through any entity of which Employee is a beneficial owner, any Employee or Franchisee of the Employer; and

                 (iii) Employee will not solicit, directly or through any entity of which Employee is a beneficial owner, any current, marketed or targeted customers of Employer.

     10. Obligations on Termination. In addition to the obligations on the Employee set forth in paragraph 9 herein, upon termination of employment for any reason, the Employee shall deliver to the Employer all correspondence, letters, records, computer programs, data bases and any and all other material pertaining to or containing information relative to the business of the Employer or its affiliates which the Employee has acquired during his association with the Employer.

     11. Indemnification. The Employer agrees to indemnify and defend Employee (and his heirs, executor, and administrators) from all claims, liabilities, judgements, settlements, costs and expenses, including all attorneys' fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding, or claim to which he is or may be made a party by reason of his being or having been an employee of the Employer (whether or not an employee at the time such costs or expenses are incurred by or imposed upon him) to the full extent provided for in the Employer's Articles of Incorporation or the Statutes of the Commonwealth of Virginia, whichever is broader, as in effect on the date of execution hereof.
 Such right of indemnification shall not be deemed exclusive of any rights to which he many be entitled otherwise.

     12. Death of Employee. In the event of the Employee's death during the term of this Agreement, the Agreement shall stand terminated and all payments hereunder shall ceases as of the date of death, except as to the following:

            (A) The base salary being paid to the Employee by the Employer as of the date of death shall continue to be paid to Employee's estate for a period of one hundred eighty (180) days after the date of death.

            (B) The percentage compensation payable to the Employee by the Employer for the fiscal year within which the date of death occurs shall be prorated through the date of death and paid to Employee's estate within ninety (90) days following the end of the fiscal year.

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            (C)  The Employer shall cooperate and take all necessary steps to effectuate the payment of the life insurance proceeds established in paragraph 6(D) of this Agreement.

            (D) All accrued and unpaid benefits under this Agreement, whatsoever in nature, shall be payable to the Employee's estate.

     13. Assignment of Agreement. The obligations of the Employer under this Agreement shall be binding upon the successors and assigns of the Employer. In the event this contract is assigned, Employee shall be entitled to enforce the provisions of this Agreement or, in his sole discretion, terminate this Agreement upon the terms provided in paragraph 8 hereof. For purposes of this Agreement, the term "successors" and "assigns" shall include any person, firm, corporation, or other entity which at the time, whether by merger, reorganization, purchase, or otherwise, shall acquire all or substantially all the assets, stock, or business of the Company.

     14. Amendments. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the parties hereto and sought to be changes by such waiver.

     15. Writing. This Agreement sets forth the entire understanding of the parties with respect to the employment of the Employee by the Employer and supersedes any and all prior agreements, arrangements and understanding relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     16. Waiver. The waiver by the Employer or the Employee of any breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

     17.    General Provisions.

            (A) Should any controversy or claim arise out of or relate to the Agreement, or a breach thereof, the parties shall attempt to negotiate a settlement of their differences. If, however, the negotiations are unsuccessful, either party may seek the aid of a court of competent jurisdiction in Virginia. In that event, the court shall deny attorneys' fees and costs to the party not prevailing and award the same to the party who prevails. Notwithstanding the foregoing, any controversy or claims arising out of, or relating to this Agreement or the breach thereof, shall at the option of either party, be settled by arbitration in the Washington, D.C. area in accordance with the rules of commercial

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arbitration then obtaining of the American Arbitration Association, and judgement upon the award rendered may be entered in any court having jurisdiction thereof. Cost of such arbitration will be borne by Employer.

            (B) In the event that any term, provisions, or paragraph of this Agreement is declared illegal, void or unenforceable, the same shall not effect or impair the other terms, provisions or paragraphs of this Agreement. Covenants contained in this Agreement shall be independent. The doctrine of severability shall be applied. The parties do not intend by this statement to imply the illegality, voidness or unenforceability of any of the terms, provisions or paragraphs of this Agreement.

     18. Captions. The captions for each paragraph are not part of this Agreement, but are for identification purposes.

     19. Governing Law. This Agreement is made under and shall be construed pursuant to the other laws of Virginia.

     20. Notices. Any notice, writing, report or other document required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

                             IF TO THE EMPLOYER:

                          United Coupon Corporation
                              c/o UNICO, Inc.
                              8380 Alban Road
                            Springfield VA 22153

               Attention: Chairman of the Compensation Committee

                             IF TO THE EMPLOYEE:

                             Gerard R. Bernier
                            HC 73 Box 831 B-LOW
                           Locust Grove VA 22508

The date of any such notice and of service thereof shall be seemed to be the date of dispatch. Either party may change its address for purposes of notice by giving notice in accordance with the provisions of this paragraph.

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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date and year first above written.

                                             FOR THE EMPLOYER:

Attest:                                      UNITED COUPON CORPORATION

(can't read)                  4/24/96              /s/ Leon Zajdel    4/24/96
--------------------------------------       By: -----------------------------
Assistant Secretary                          Leon Zajdel
                                             Chairman of the
                                             Compensation Committee
                                             On behalf of UNICO, Inc.
                                             By Its Board of Directors
                                             (Sole Shareholder of Employer)

(CORPORATE SEAL)

                                             THE EMPLOYEE:

Witness:                                     GERARD R. BERNIER

        Cathryn E. Campbell                      /s/ Gerard R. Bernier
--------------------------------------       ---------------------------------
                                             Gerard R. Bernier


Executed Copies Provided to the Following UNICO Directors:

     Leon Zajdel

     Russell Cleveland

     Gerald Bomstad Jr



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